Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of the 4th day of November, 2015 (the “Amendment Effective Date”) by and between American Midstream GP, LLC, a Delaware limited partnership (“Company”) and Michael D. Suder (“Executive”).

Company and Executive may be referred to herein individually as a “Party” or collectively as the “Parties”. Capitalized terms utilized but not otherwise defined herein shall have the meanings set forth in that certain Employment Agreement dated as of December 17, 2013, by and between Company and Executive (the “Agreement”).

RECITALS

WHEREAS, Company and Executive are parties to the Agreement; and

WHEREAS, Company and Executive desire to amend the Agreement to amend the earnout provision.

AGREEMENT

NOW, THEREFORE, Company and Executive, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, hereby agree as follows:

1.Additional Defined Terms. The following defined terms are hereby added to Article I

1.1“AMID Corporate SG&A Blackwater Allocation” means the greater of (i) zero (0) or (ii) the Blackwater SG&A Allocation.

1.2“Blackwater Direct SG&A” means (i) the total cost of the Blackwater Midstream Corporate Cost Center (Number 3602), less long term incentive plan compensation expense, interest expense and non-cash expenses, for the applicable calculation period, as maintained by on the books and records of the Blackwater Entities, multiplied by (ii) (A) (1) total Blackwater Harvey revenue for the applicable calculation period plus (2) fifty percent (50%) of Blackwater Harvey construction in progress for the applicable calculation period, including assets placed into service during the applicable calculation period, divided by (B) (1) the aggregate of revenue for all Blackwater Entities for the applicable calculation period plus (2) fifty percent (50%) the aggregate construction in progress for the applicable calculation period for all Blackwater Entities, all calculated in accordance with GAAP.

1.3“Blackwater Harvey” means Blackwater Harvey, LLC, a Delaware limited liability company.

1.4“Blackwater SG&A Allocation” means (i) (A) the selling general and administrative (“SG&A”) costs of American Midstream Partners, LP for the applicable calculation period multiplied by (B) (1) the Operating Margin of Blackwater Harvey for the applicable calculation period divided by (2) the Operating Margin of American Midstream Partners, LP for the applicable calculation period minus (ii) the Blackwater Direct SG&A for the applicable calculation period, all calculated in accordance with GAAPP.

1.5“EBITDA” means, with respect to the applicable calculation period, the net income before interest, income taxes, depreciation and amortization of Blackwater Harvey, in each case calculated in accordance with GAAP. In calculating EBITDA, no addition or deduction shall be taken for: (i) non-recurring expenses, including but not limited to those related to corporate transactions; (ii) non-cash expenses, including but not limited to equity-based compensation and asset retirement obligations; (iii) any gains resulting from

Exhibit 10.1

any write-up of any assets or any loss resulting from any write-down or impairments; and (iv) hedging or other similar activities; provided, further and for the avoidance of doubt, in calculating EBITDA, the net income (or net loss) shall specifically include deductions for Blackwater Direct SG&A and AMID Corporate SG&A Blackwater Allocation.

1.6“First Earnout” means the lesser of (i) ten percent (10%) of the difference between Harvey FMV and Harvey Cost and (ii) $1 million.

1.7“Harvey FMV” means eight (8) multiplied by next twelve months’ EBITDA, as forecasted by the Company as of the date that Target 1 or Target 2, as applicable, is achieved.

1.8“Harvey Cost” means the cumulative investment in the assets of Blackwater Harvey, including costs to date, including without limitation fully burdened allocated employee costs, as determined by the Company.

1.9“Operating Margin” means, with respect to a particular entity, (i) revenue minus (ii) (A) costs of goods sold plus (B) direct operating expenses, and, for the avoidance of doubt, excluding all amortization and depreciation expenses, all calculated in accordance with GAAP.

1.10“Second Earnout” means the lesser of (i) ten percent (10%) of the difference between Harvey FMV and Harvey Cost and (ii) $1 million.

2.Deletion of Section 3.2(c). Section 3.2(c) of the Agreement is hereby amended and replaced in its entirely with the following:

(c)    Harvey Incentive Bonus.

(i)    If the calculation of EBITDA for any trailing twelve-month period measured at the end of a fiscal quarter during the five years following December 17, 2013 (the “Earnout Period”) exceeds $3,000,000 (“Target 1”), then, within ninety (90) days after such determination, the Company shall pay Executive an amount equal to the First Earnout multiplied by 46.15%; provided, however, that, if Executive is not employed by the Company at the time Target 1 is reached, Executive forfeits all rights to payment pursuant to this Section 3.2(c)(i).

(ii)    If the calculation of EBITDA for any trailing twelve-month period measured at the end of a fiscal quarter during the Earnout Period exceeds $5,000,000 (“Target 2”), then, within ninety (90) days after determination, the Company shall pay Executive an amount equal to the Second Earnout multiplied by 46.15%; provided, however, that, if Executive is not employed by the Company at the time Target 2 is reached, Executive forfeits all rights to payment pursuant to this Section 3.2(c)(ii).

(iii)    All payments made pursuant to this Section 3.2(c) shall be paid (A) through the issuance of common units, representing limited partnership interests, of American Midstream Partners, LP (“Common Units”), (B) in cash or (C) in any combination of Common Units and cash, at the discretion of the Company. Payments made in Common Units shall be (Y) valued at the volume-weighted average of the closing prices of the Common Units on the New York Stock Exchange for the ten trading days ending on the trading day prior to the date such issuance is made and (Z) vesting (1) 50% on the date of issuance and (2) 50% ratably over the three anniversaries following the issuance date.

Exhibit 10.1

3.Ratification; Primacy. Except as amended by this Amendment, all of the terms, provisions, covenants and conditions contained in the Agreement remain in full force and effect; provided, if there is ever any conflict between the Agreement and this Amendment, the terms, provisions, covenants and conditions contained in this Amendment shall govern. The terms and provisions of this Amendment are binding upon and inure to the benefit of the Parties, their representatives, successors and assigns. As amended by this Amendment, the Agreement is ratified and confirmed by the Parties, and declared to be a valid and enforceable contract between them.

4.Counterparts. This Amendment may be executed in as many counterparts as deemed necessary. When so executed, the aggregate counterparts shall constitute one agreement and shall have the same effect as if all Parties signing counterparts had executed the same instrument.

5.Amendment; Waiver. This Amendment may not be amended or modified except pursuant to a written instrument signed by all of the Parties. Each Party may waive on its own behalf compliance by any other Party with any term or provision hereof; provided, however, that any such waiver shall be in writing and shall not bind the non-waiving Party. The waiver by any Party of a breach of any term or provision shall not be construed as a waiver of any subsequent breach of the same or any other provision.

6.Joint Preparation. The Parties agree and confirm that this Amendment was prepared jointly by all Parties and not by any one Party to the exclusion of the other.

7.No Third Party Beneficiaries. This Amendment is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the Parties is entitled to rely on or enforce any provision hereof.

[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first above written.

AMERICAN MIDSTREAM GP, LLC

By:	/s/ Daniel C. Campbell
Name:	Daniel C. Campbell
Title:	Senior Vice President and Chief Financial Officer

Michael D. Suder
/s/ Michael D. Suder